EXHIBIT 4
                                  AMENDMENT OF
                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT



     THIS AMENDMENT OF AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (this "Amendment") is made and entered into as of October 13, 1999, by and between PlanetRx.com, Inc., a Delaware corporation (the "Company"), YourPharmacy.com, Inc., a Delaware corporation ("YPC"), and the investors listed on Schedule A (the "Investors") to that certain Amended and Restated Investors' Rights Agreement, dated as of September 3, 1999, by and among the Company and the Investors (the "Investors' Rights Agreement").

     WHEREAS, the Company, YPC PRX Holdings, Inc., PRX Acquisition Corp. and Express Scripts, Inc. have entered into that certain Asset Contribution and Reorganization Agreement dated as of August 31, 1999 (the "Asset Contribution Agreement");

     WHEREAS, pursuant to Section 4(h) of the Asset Contribution Agreement, the Investors' Rights Agreement is to be amended to, among other things, add YPC as a party; and

     WHEREAS, pursuant to section 3.7 of the Investors' Rights Agreement, the Investors' Rights Agreement may be amended with the written consent of the Company and the holders of a majority of the Registrable Securities (as defined in the Investors' Rights Agreement).

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


     1. Definitions. Unless otherwise indicated, words and terms which are defined in the Merger Agreement shall have the same meaning where used herein.


     2. Addition of YPC as a Party. YPC is hereby added as a party to the Investors' Rights Agreement, including, with out limitation, as a Holder under
Section 1.1(b) thereof, with all corresponding benefits and obligations, and the Schedule of Investors, attached thereto as Exhibit A, shall be amended to include YPC.

     3. Amendment to Section 1.4. The introductory language to Section 1.4 of the Investors' Rights Agreement is hereby amended to read in its entirety:

     "1.4Form S-3  Registration.  In case the Company  shall receive from either
(i) the Holders of at least thirty percent (30%) of the Registrable Securities or (ii) the Holders of Registrable Securities with an anticipated aggregate offering price of at least $2,000,000 a written request or requests that the Company effect a registration on Form S-3 (or similar or successor form) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:"

     4. Amendment to Section 1.14. Section 1.14 of the Investors' Rights Agreement is hereby amended to read in its entirety:

     "1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after three (3) years following the consummation of the Initial Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act. Notwithstanding the foregoing and solely with respect to YourPharmacy.com, Inc., the registration rights provided for in this Section 1 shall not terminate until five (5) years following the consummation of the Initial Offering.

     5. Continued Validity of Investors' Rights Agreement. Except as amended hereby, the Investors' Rights Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto.

     6. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

     7.   Counterparts.   This   Amendment  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                              COMPANY:

                              PLANETRX.COM, INC.



                              By:      /s/ William Razzouk
                              Name:    William Razzouk
                              Title:   Chief Executive Officer


                              YPC:

                              YOURPHARMACY.COM, INC.


                              By:      /s/ Barrett A. Toan
                              Name:    Barrett A. Toan
                              Title:   Chairman of the Board of Directors